DESCRIPTION OF PERFORMANCE GOALS

ESTABLISHED IN CONNECTION WITH 2009-2011 CASH PERFORMANCE PLAN UNDER THE 2007 LONG-TERM INCENTIVE PLAN

The Compensation and Management Development Committee of the Board of Directors of ArvinMeritor, Inc. (“ArvinMeritor”), established a cash performance plan for the three-year performance period ending September 30, 2011, under Section 13 of the 2007 Long-Term Incentive Plan, as amended. Performance goals are based on ArvinMeritor’s return on invested capital (“ROIC”), defined to mean ArvinMeritor’s net income for each of the three years in the performance cycle (before cumulative effect of accounting changes, gains and losses on sale of businesses, minority interest, tax-effected interest expense and tax effected restructuring expense) divided by the invested capital (total debt, including preferred capital securities, minority interests and shareowners’ equity), for such fiscal year.

The Compensation Committee also established target awards, stated as dollar amounts, for each participant. Participants can earn from 0% to 200% of his target award, based on actual ROIC against specified levels. Payouts are also multiplied by the percentage change in the price of ArvinMeritor common stock over the three-year performance period, which may increase the payment finally awarded up to a maximum of 200% of the original amount or reduce it down to a minimum of 50% of the original amount.

The following chart summarizes the ROIC targets for the first fiscal year in the three year performance period:

Performance Level	ROIC	Percentage of Target Award Earned
Threshold for Payout	3.5%	16.7%
Target Payout	5.0%	33.3%
Maximum Payout	6.5%	66.7%

     At the beginning of the second fiscal year, the ROIC target will be determined for the second year in the performance period and, possibly, the third year. If the ROIC target for the third year is not determined at the beginning of the second fiscal year, it will be determined at the beginning of the third fiscal year.

      At the end of the three year performance period, the total amount paid will be the sum of the percentages of target award earned for each year.